Exhibit 23.4

RAJ GUPTA & co. Chartered Accountants Head Off: 1839 Sector 22-B Chandigarh - 160022 Phone (0161)2430089, 9815643637 E-mail: carajguptaco@gmail.com www.carajguptaco.com	Admin off: 271, Maya Nagar, Near Gurudwara, Civil Lines Ludhiana - 141001 Delhi off: F-6, Shopping Centre -1 Mansarovar Garden, New Delhi - 110015

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Registration Statement on Form S-4 of Fintech Ecosystem Development Corporation of our report dated August 31, 2023, with respect to our limited review audit of the Mobitech International LLC consolidated financial statements as of and for year period ended June 30, 2023 that appears in the Prospectus as part of this Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.